Exhibit 3(i)
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HAWAIIAN ELECTRIC INDUSTRIES, INC.
     First: The name of said corporation shall be
“HAWAIIAN ELECTRIC INDUSTRIES, INC.”
     Second: The principal office of the corporation shall be located at 900 Richards Street, Honolulu, Hawaii, 96813 and the corporation may have such other offices within or without the State of Hawaii as the nature of its business shall require.
     Third: The purposes of the corporation, itself or achieved through subsidiary corporations, shall be:
(a)	To engage generally in all businesses in which a public utility holding company may lawfully engage, and in connection therewith to subscribe for, purchase, take, receive or otherwise acquire, hold, own, use, employ, mortgage, lend, pledge, sell or otherwise dispose of and otherwise deal in and with shares of the capital stock and/or other securities of one or more public utility corporations and other corporations.

(b)	To engage in alternative energy or renewable sources of energy including, but not limited to, geothermal, wind, solar, biomass, and ocean thermal energy conversion.

(c)	To purchase, erect, construct, maintain and operate oil storage tanks, oil pipe lines, water pipe lines and telegraphic and telephonic lines.

(d)	To guarantee the bonds or other obligations of any person, firm or corporation.

(e)	To purchase or otherwise acquire, become interested in, deal in and with, invest in, hold for investment, or otherwise use, sell, mortgage, pledge or otherwise dispose of or turn to account or realize upon all forms of securities including its own issued shares of capital stock and stocks in other corporations, bonds, debentures, notes, evidences of indebtedness, mortgages and other instruments, securities and rights of all kinds; to aid in any manner any corporation whose stock, bonds or other obligations are held or in any manner guaranteed by the corporation, and to do any acts and things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds, or other obligations, or to do any acts or things designed for any such purpose; and while owner of any such stock, bonds, or other obligations, to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting power thereof.

(f)	To purchase or otherwise acquire, own, hold, exercise and enjoy all rights, privileges, easements, franchises, lands in fee simple or leasehold, choses in action, and all other property, personal or real, and to make and enter into contracts, leases, conveyances, and other engagements therefor.

(g)	To import and export, buy, sell and deal in all kinds of goods, wares, and merchandise and to carry on a general mercantile or merchandise business and to purchase, sell and deal in such goods, supplies and merchandise as may be sold in a general store and specifically but without limitation to the generality of the foregoing to buy, sell, import and export and deal and trade in all kinds of electrical goods, ice, manufacturers’ supplies, engines, boilers, machinery, air-conditioning equipment, tools, machine shops and electrical supplies and appliances, neon signs and equipment, factories and factory machinery and supplies, hardware and mechanical equipment of all kinds, and to conduct a general manufacturing business.

(h)	To purchase, acquire, take over or undertake the whole or any part of the business or of the assets or property of any person, copartnership, joint stock company or corporation carrying on any business which the corporation is authorized to carry on or possessed of property suitable for the purposes of the corporation; and to acquire such business, assets or property either subject to or freed from any debts or liabilities.

(i)	To apply for, obtain, register, purchase, lease or otherwise acquire, hold, use, own, operate and introduce and to sell, assign or otherwise dispose of any trade-marks, trade names, patents, inventions, improvements and processes used in connection with or secured under letters patent of the United States or otherwise, and to use, exercise, develop, grant licenses in respect to or otherwise turn to account any such trademarks, patents, licenses, processes and the like or any such property or rights.

(j)	To borrow money and to incur indebtedness, without limitation as to amount, and in excess of the capital stock of the corporation, and to mortgage, bond, pledge or hypothecate any or all the property, both real and personal, of the corporation; to pledge its own bonds as security for the repayment of the principal and interest of any of its indebtedness.

(k)	To lend money with or without security.

(l)	To do and transact all other acts and things, agricultural, mechanical or otherwise, which may be necessary or convenient to the business of the corporation, or to any portion of said business.

(m)	To make donations of property or money to benevolent or educational institutions or associations, community funds, municipalities or public charities or to public or private enterprises or purposes so far as it may deem necessary or helpful in connection with the accomplishment of the purposes herein stated or in the public or community interest.

(n)	To issue, sell or dispose of the corporation’s capital stock of any class, bonds, debentures, notes, certificates of indebtedness and other obligations and securities, convertible into any form of other security (or not so convertible), upon any terms.

(o)	To have and to exercise the power and privilege of making and entering into contracts of whatsoever kind or nature for the carrying out of the above purposes or any of them and of doing all business incident thereto or in connection therewith.

(p)	To carry on any other lawful business whatsoever which may seem to the corporation capable of being carried on or calculated directly or indirectly to promote the interests of the corporation or enhance the value of its properties.
           The foregoing clauses shall each be construed as purposes and powers and the matters expressed in each clause or any part of any clause shall be in no wise limited by reference to or inference from any other clause or any other part of the same clause but shall be regarded as independent purposes and powers and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of the general purposes and powers of the corporation nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

     Fourth: The amount of the capital stock of the corporation shall be two hundred million (200,000,000) shares of Common Stock without par value and ten million (10,000,000) shares of Preferred Stock without par value.
          The corporation shall also have the power from time to time to issue two or more classes of stock with the preferences, voting powers, restrictions and qualifications thereof fixed in the resolutions authorizing the issue thereof and to provide that the par value of the shares of one class may be the same as or different from the par value of the capital stock of any other class or classes. The corporation shall have similar powers with respect to two or more issues of stock within the same class.
          The Board of Directors is authorized to provide for the issuance from time to time of authorized but unissued shares of stock of any class of the corporation and to approve and determine the consideration for which such shares shall be issued, and to divide the authorized and unissued shares of stock of any class into series and to issue any such series, and to fix the terms, preferences, voting powers, restrictions and qualifications of any class or any series of any class. The Board of Directors is authorized to provide for the issuance of any other securities of the corporation upon terms fixed by the Board of Directors, including but not limited to the determination of the consideration for the issuance thereof.
          No holder of the shares of stock of any class shall have any preemptive or preferential right of subscription for or to purchase any shares of any class of stock or other securities of the corporation, whether now or hereafter authorized, other than such right or rights, if any, and upon such terms and at such price as the Board of Directors, in its discretion, from time to time may determine, and the Board of Directors may issue shares of stock of any class or other securities without offering the same in whole or in part to the stockholders of the corporation.
          The Board of Directors is authorized to provide for the issuance from time to time of authorized but unissued shares of stock of any class or any series of any class, as and for a stock dividend or dividends on shares of the same class or series or any other class or any other series of any class. The Board of Directors is authorized to determine whether the stock of any class or any series of any class shall be exchangeable for or convertible into shares of the same class or series or any other class or any other series of any class, or cash, indebtedness, securities or other property, and to determine the terms and conditions and the limitations, if any, upon which the stock of any class or any series of any class shall be so exchangeable or convertible.
     Fifth: There shall be a board of directors of the corporation to consist of not less than five nor more than eighteen members, who shall be elected or appointed at such times, in such manner, and for such terms as may be prescribed by the By-laws, which also may provide for the removal of directors and the filling of vacancies and may contain provisions that the remaining members of the board of directors, although less than a majority thereof, may, by the affirmative vote of the majority of such remaining members, fill vacancies in the board. The directors need not be stockholders of the corporation. The board of directors shall have full power to control and direct the business and affairs of the corporation, subject, however, to instructions by the stockholders and to any limitations which may be set forth in statutory provisions and in these Articles of Incorporation and in any resolutions authorizing the issuance of shares of preferred stock, and in the By-laws of the corporation. The board of directors of the corporation, without the approval of the stockholders of the corporation, or of any percentage thereof, may authorize the borrowing of money or the incurring of debts, even though as a result thereof the amount of the corporation’s indebtedness may exceed its capital stock. The board of directors, without the approval of the stockholders of the corporation, or of any percentage thereof, may authorize the making of donations referred to in subparagraph (m) of Article Third.
     Sixth: (a) The officers of the corporation shall be a president, one or more vice-presidents, a secretary, a treasurer and a controller and such other officers as may be provided for by the By-laws. All officers shall be elected or appointed as the By-laws shall direct.
                (b) There shall be an audit committee of the board of directors which shall be responsible for the appointment, removal, compensation and oversight of the corporation’s independent registered public accounting firm. The audit committee shall ask the stockholders of the corporation to ratify such appointment at the annual meeting of stockholders. An independent registered public accounting firm appointed by the audit committee shall serve until a successor is elected or such independent registered public accounting firm’s earlier resignation or removal by the audit committee of the board of directors following a determination that it is in the best interest of the corporation and its stockholders that the independent registered public accounting firm be so removed. Upon such resignation or removal the audit committee of the board of directors shall appoint a new independent registered public accounting firm. An independent registered public accounting firm so appointed shall be recommended for ratification at the next annual or special meeting of the stockholders of the corporation, unless such independent registered public accounting firm shall earlier resign or be replaced.
     Seventh: The corporation shall have power to sue and be sued, by said corporate name; to make and use a common seal, and to alter the same at pleasure; to hold, purchase, lease and convey, either absolutely or by way of mortgage, such real and personal property, including therein its own shares, or shares in other corporations and such franchises as the purposes of the corporation shall require and to mortgage the same to secure any debt of the corporation; to appoint such officers and agents as the business of the corporation shall from time to time require and to make such By-laws for the management of its property, the election and removal of its officers, the regulation of its affairs, and the transfer of its stock as the business of the corporation shall from time to time require.
     Eighth: The board of directors in the name of the corporation shall have power at any time or from time to time to make or to delegate to any officer or officers the power to make contracts with any person, firm, corporation, association or organization, employing, engaging or appointing such person, firm, corporation, association or organization as agent of the corporation or as manager of the business and affairs of the corporation, to perform duties and services and to exercise powers and authority in behalf of the corporation, including ministerial, executive, discretionary and/or managerial powers, subject, however, to the supervision of the board of directors. Any such contract shall run for such period of time and shall contain such terms and provisions with respect to the duties, services, powers and authority to be performed and exercised by such agent or manager and with respect to the compensation to be given to such agent or manager therefor, and otherwise, as the board of directors may determine.
     Ninth: (a) No contract or other transaction between the corporation and any other corporation or any firm, association or other organization, and no act of the corporation, shall in any way be affected or invalidated by the fact that any of the directors or officers of the corporation are parties to such contract or transaction or act or are pecuniarily or otherwise interested in the same or are directors or officers or members of any such other corporation or any such firm, association or other corporation, provided that the interest of such director or officer shall be disclosed or shall have been known to the board of directors authorizing or approving the same, or to a majority thereof. Any director of the corporation who is pecuniarily or otherwise interested in or is a director or officer or member of such other corporation or any such firm, association or other organization, may be counted in determining a quorum of any meeting of the board of directors which shall authorize or approve any such contract, transaction or act, and may vote thereon with like force and effect as if the director were in no way interested therein. Neither any director nor officer of the corporation, being so interested in any such contract, transaction, or act of the corporation which shall be approved by the board of directors of the corporation, nor any corporation, firm, association, or other organization in which such director or officer may be interested, shall be liable or accountable to the corporation, or to any stockholder thereof, for any loss incurred by the corporation pursuant to or by reason of such contract, transaction, or act, or for any gain received by any such other party pursuant thereto or by reason thereof.
                (b) Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation, including any corporation which owns all or substantially all of the shares of the capital stock of the corporation, without regard to the fact that he may also be a director or officer or stockholder of or otherwise interested in or connected with such subsidiary or affiliated corporation; and no contract or other transaction entered into by and between the corporation and any such subsidiary or affiliated corporation shall be affected or invalidated by the fact that any director or officer of the corporation may also be a director, officer, or stockholder of or otherwise interested in or connected with such subsidiary or affiliated corporation, or by the fact that said contract or transaction may be entered into by officers of the corporation or may be authorized or ratified by the vote of directors who may also be directors, officers or stockholders of or otherwise interested in or connected with such subsidiary or affiliated corporation.
     Tenth: Service of process against the corporation may be made upon the president, secretary, or treasurer of the corporation.
     Eleventh: The corporation shall have succession and corporate existence in perpetuity and become a body corporate under the name and style of HAWAIIAN ELECTRIC INDUSTRIES, INC. and shall have all the powers and rights and be subject to all of the liabilities provided by law for incorporated companies and shall have all the benefits of all general laws hereafter enacted in regard to corporations. All of the property of the corporation shall be liable for the just debts thereof, but no holder of or subscriber for shares of the capital stock of the corporation shall as such be individually liable beyond the amount, if any, which may be due upon the share or shares of capital stock held or subscribed for by him.
     Twelfth: (a) The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
                  (b) The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to this corporation unless and only to the extent that the court in which such action or suit was brought or in any other court having jurisdiction in the premises shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
          (c) To the extent that a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
          (d) Any indemnification under paragraphs (a) and (b) of this Article (unless ordered by a court) shall be made by the corporation only if authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion to the corporation, or (3) by a majority vote of the stockholders.
          (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in a particular case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.
          (f) Any indemnification pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or those indemnified may be entitled and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (g) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.
          (h) This Article shall be effective with respect to any person who is a director, officer, employee or agent of the corporation at any time on or after adoption with respect to any action, suit or proceeding pending on or after that date, by reason of the fact that he is or was, before or after that date, a director, officer, employee or agent of the corporation or is or was serving, before or after that date, at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
     Thirteenth: The personal liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Hawaii law, including, without limitation, to the fullest extent permissible under Section 414-222 of the Hawaii Revised Statutes, as amended from time to time. No repeal or amendment of this Article directly or by adoption of an inconsistent provision of these Restated Articles of Incorporation will be effective with respect to the liability of a director for acts or omissions occurring prior to such repeal or amendment.
     These Amended and Restated Articles of Incorporation supersede the original articles of incorporation and all restatements thereof and amendments thereto.

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